Exhibit (e)(1)(i)

APPENDIX A

LIST OF FUNDS

DATED AS OF DECEMBER 14, 2015 (AS AMENDED MAY 2, 2016)

Pointbreak Agriculture Commodity Strategy Fund (Ticker Symbol: PBAG)

Pointbreak Buyback Index Fund (Ticker Symbol: PBBB)

Pointbreak China Index Fund (Ticker Symbol: PBCI)

Pointbreak Cyber Security Index Fund (Ticker Symbol: PBCS)

Pointbreak Diversified Commodity Strategy Fund (Ticker Symbol: PBCM)

Pointbreak India Index Fund (Ticker Symbol: PBIN)

Pointbreak IPO Index Fund (Ticker Symbol: PBIQ)

Pointbreak US Internet Index Fund (Ticker Symbol: PBIT)